UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2010
PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	0-8814	84-0705083

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 E. 8th Ave, Suite 201, Denver, CO	80203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 292-3456
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Pure Cycle Corporation (the “Registrant”), a Colorado corporation, in connection with the matters described herein.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION;
ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES
Issuance of Convertible Debt
Effective September 28, 2010, the Registrant entered into a Convertible Negotiable Promissory Note (the “Note”) with PAR Investment Partners, L.P. (“PAR”), an approximately 15% shareholder of the Registrant. The Note: (i) has a face value of $5.2 million, (ii) accrues simple interest at 10% per annum, (iii) interest from the issuance date of the Note through April 1, 2011 is due on April 1, 2011 with monthly interest payments due the first day of each month following April 1, 2011 until the Note matures on January 15, 2012, (iv) is unsecured, and (v) upon approval by the Registrant’s shareholders, will be converted to unregistered common stock of the Registrant at a conversion price of the lower of (i) $2.70 per share and (ii) ninety (90%) of the price per share paid by certain investors in an offering by the Registrant completed pursuant to its outstanding shelf registration statement filed on Form S-3. The amount due pursuant to this Note, including interest, would total approximately $5.4 million. The Registrant intends to seek shareholder approval to convert the Note to Common Stock at its 2011 annual meeting of shareholders. In conjunction with the Note, we granted PAR one demand right and piggyback rights to register the shares of common stock issuable upon conversion of the Note. The foregoing description is qualified in its entirety by reference to the Note and the Registration Rights Agreement, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits:

Exhibit 10.1 —	Convertible Negotiable Note Payable dated September 28, 2011, between Pure Cycle Corporation and PAR Investment Partners, L.P.

Exhibit 10.2 —	Registration Rights Agreement dated September 28, 2011, between Pure Cycle Corporation and PAR Investment Partners, L.P.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 29, 2010

PURE CYCLE CORPORATION
/s/ Mark W. Harding
By: Mark W. Harding,
President and Chief Financial Officer

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